MADISON SQUARE GARDEN ENTERTAINMENT CORP. REPORTS
FISCAL 2026 FIRST QUARTER RESULTS

NEW YORK, N.Y., November 6, 2025 - Madison Square Garden Entertainment Corp. (NYSE: MSGE) (“MSG Entertainment” or the “Company”) today reported financial results for the fiscal first quarter ended September 30, 2025.

The fiscal 2026 first quarter was highlighted by a wide variety of live entertainment events across the Company's portfolio of venues. That included a new record for the number of concerts in any quarter at the Madison Square Garden Arena ("The Garden"). Subsequent to the end of the quarter, the New York Knicks (“Knicks”) and New York Rangers (“Rangers”) began their 2025-26 regular seasons at The Garden. And later today, the Christmas Spectacular production kicks off its 2025 holiday season at Radio City Music Hall with 215 planned performances as compared to 200 in fiscal 2025. In addition, during the fiscal 2026 first quarter, the Company repurchased approximately $25 million of its Class A common stock, bringing total share repurchases since the Company was spun off from Sphere Entertainment Co. in 2023 to approximately $205 million.

For the fiscal 2026 first quarter, the Company reported revenues of $158.3 million, an increase of $19.5 million, or 14%, as compared to the prior year quarter. In addition, the Company reported an operating loss of $29.7 million, an increase of $11.3 million, and adjusted operating income of $7.1 million, an increase of $5.2 million, both as compared to the prior fiscal year first quarter.(1)

Executive Chairman and CEO James L. Dolan said, “We are seeing strong momentum across our business, including for bookings and this year's Christmas Spectacular production. Looking ahead, we are increasingly confident in our ability to drive solid growth in both revenue and adjusted operating income in fiscal 2026."
Results for the Three Months Ended September 30, 2025 and 2024:

	Three Months Ended
	September 30,		Change
$ millions	2025	2024	$	%
Revenues	$158.3	$138.7	$19.5	14%
Operating Loss	$(29.7)	$(18.5)	$(11.3)	(61)%
Adjusted Operating Income (1)	$7.1	$1.9	$5.2	NM
Note: Amounts may not foot due to rounding. NM - Absolute percentages greater than 200% and comparisons from positive to negative values or to zero values are not considered meaningful.
(1) See page 4 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.

Entertainment Offerings, Arena License Fees and Other Leasing
Fiscal 2026 first quarter revenues from entertainment offerings of $131.3 million increased $16.2 million, or 14%, as compared to the prior year period.

•Revenues from concerts increased $8.3 million, reflecting an increase in the number of concerts at the Company's theaters and at The Garden, as well as higher per-concert revenue.
•Revenues from other live entertainment and sporting events increased $6.8 million, primarily reflecting an increase in the number of events at The Garden.

Fiscal 2026 first quarter arena license fees and other leasing revenues of $4.1 million decreased $0.5 million, or 12%, as compared to the prior year period, primarily due to a decrease in other leasing revenues.

Fiscal 2026 first quarter direct operating expenses associated with entertainment offerings, arena license fees and other leasing of $88.6 million increased $2.1 million, or 2%, as compared to the prior year quarter.

•Expenses for other live entertainment and sporting events increased $4.8 million, primarily due to an increase in the number of events at The Garden.
•Venue operating costs decreased $1.3 million, primarily due to lower repairs and maintenance expenses and lower employee compensation and benefits.
•Expenses for concerts decreased $1.2 million, primarily due to lower per-concert expenses as a result of a shift in the mix of events at The Garden from promoted events to rentals, partially offset by an increase in the number of concerts at the Company’s venues.

Food, Beverage and Merchandise
Fiscal 2026 first quarter food, beverage and merchandise revenues of $22.8 million increased $3.9 million, or 20%, as compared to the prior year period. The increase primarily reflected (i) higher food and beverage sales at concerts held at the Company's venues of $2.5 million due to higher per-concert revenue and an increase in the number of concerts at the Company's venues and (ii) higher food and beverage sales at other live entertainment and sporting events of $1.4 million, primarily due to an increase in the number of events held at The Garden as compared to the prior year quarter.

Fiscal 2026 first quarter food, beverage and merchandise direct operating expenses of $13.8 million increased $2.6 million, or 23%, as compared to the prior year period. The increase was primarily due to the related increase in food and beverage sales at concerts held at the Company's venues and the related increase in food and beverage sales from other live entertainment and sporting events.

Selling, General and Administrative Expenses
Fiscal 2026 first quarter selling, general and administrative expenses of $56.6 million increased $10.8 million, or 24%, as compared to the prior year quarter. This increase was primarily due to an increase in employee compensation and benefits.

Operating Income and Adjusted Operating Income
Fiscal 2026 first quarter operating loss of $29.7 million increased $11.3 million as compared to the prior year quarter, primarily due to an increase in impairment of long-lived assets, including right-of-use asset and related lease costs, higher selling, general and administrative expenses, and higher direct operating expenses, partially offset by the increase in revenues. Fiscal 2026 first quarter adjusted operating income of $7.1 million increased $5.2 million as compared to the prior year quarter, primarily due to higher revenues, partially offset by higher selling, general and administrative expenses and higher direct operating expenses.
Other Matters
During the fiscal 2026 first quarter, the Company repurchased 623,271 shares of its Class A common stock at an average price of $40.11 per share for a total of approximately $25 million.

Since the Company was spun off from Sphere Entertainment Co. in April 2023, the Company has repurchased 6,106,239 shares of its Class A common stock for an aggregate purchase price of approximately $205 million. The Company has approximately $45 million remaining under its existing share repurchase authorization.

About Madison Square Garden Entertainment Corp.
Madison Square Garden Entertainment Corp. (MSG Entertainment) is a leader in live entertainment, delivering unforgettable experiences while forging deep connections with diverse and passionate audiences. The Company’s portfolio includes a collection of world-renowned venues – New York’s Madison Square Garden, The Theater at Madison Square Garden, Radio City Music Hall, and Beacon Theatre; and The Chicago Theatre – that showcase a broad array of sporting events, concerts, family shows, and special events for millions of guests annually. In addition, the Company features the original production, the Christmas Spectacular Starring the Radio City Rockettes, which has been a holiday tradition for more than 90 years. More information is available at www.msgentertainment.com.
Non-GAAP Financial Measures
We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) excluding (i) depreciation, amortization and impairments of property and equipment, goodwill and other long-lived assets, including right of use assets and related lease costs, (ii) share-based compensation expense or benefit, (iii) restructuring charges or credits, (iv) merger, spin-off, and acquisition-related costs, including merger-related litigation expenses, (v) gains or losses on sales or dispositions of businesses and associated settlements, (vi) the impact of purchase accounting adjustments related to business acquisitions, (vii) amortization for capitalized cloud computing arrangement costs and (viii) gains and losses related to the remeasurement of liabilities under the executive deferred compensation plan. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the settlement of an obligation that is not expected to be made in cash. We eliminate merger, spin-off, and acquisition-related transaction costs, when applicable, because the Company does not consider such costs to be indicative of the ongoing operating performance of the Company as they result from an event that is of a non-recurring nature, thereby enhancing comparability. In addition, management believes that the exclusion of gains and losses related to the remeasurement of liabilities under the executive deferred compensation plan, provides investors with a clearer picture of the Company’s operating performance given that, in accordance with U.S. generally accepted accounting principles, gains and losses related to the remeasurement of liabilities under the executive deferred compensation plan are recognized in Operating income (loss) whereas gains and losses related to the remeasurement of the assets under the executive deferred compensation plan, which are equal to and therefore fully offset the gains and losses related to the remeasurement of liabilities, are recognized in Other income (expense), net, which is not reflected in Operating income (loss).

We exclude impairments of long-lived assets, including right-of-use assets and related lease costs, as these expenses do not represent core business operating results of the Company. We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of the Company on a consolidated and combined basis. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with GAAP. Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 6 of this release.
Forward-Looking Statements
This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments or events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

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Contacts:

Ari Danes, CFA Senior Vice President, Investor Relations & Treasury Madison Square Garden Entertainment Corp. (212) 465-6072	Grace Kaminer Vice President, Investor Relations & Treasury Madison Square Garden Entertainment Corp. (212) 631-5076
Conference Call Information:
The conference call will be webcast live today at 10:00a.m. ET at investor.msgentertainment.com
Conference call dial-in number is 888-660-6386 / Conference ID Number 8020251
Conference call replay number is 800-770-2030 / Conference ID Number 8020251 until November 13, 2025
Investor presentation available at investor.msgentertainment.com/events-and-presentations

MADISON SQUARE GARDEN ENTERTAINMENT CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,
	2025	2024
Revenues
Revenues from entertainment offerings	$131,310	$115,081
Food, beverage, and merchandise revenues	22,837	18,975
Arena license fees and other leasing revenue	4,115	4,658
Total revenues	158,262	138,714
Direct operating expenses
Entertainment offerings, arena license fees, and other leasing direct operating expenses	(88,558)	(86,466)
Food, beverage, and merchandise direct operating expenses	(13,812)	(11,243)
Total direct operating expenses	(102,370)	(97,709)
Selling, general, and administrative expenses	(56,585)	(45,746)
Depreciation and amortization	(14,074)	(13,781)
Impairment of long-lived assets	(13,782)	—
Restructuring (charges) credits	(1,190)	40
Operating loss	(29,739)	(18,482)
Interest income	520	372
Interest expense	(11,028)	(14,043)
Other expense, net	(172)	(769)
Loss from operations before income taxes	(40,419)	(32,922)
Income tax benefit	18,765	13,601
Net loss	$(21,654)	$(19,321)

Loss per share:
Basic	$(0.46)	$(0.40)
Diluted	$(0.46)	$(0.40)

Weighted-average number of shares of common stock:
Basic	47,482	48,217
Diluted	47,482	48,217

MADISON SQUARE GARDEN ENTERTAINMENT CORP.
ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO
ADJUSTED OPERATING INCOME (LOSS)
(in thousands)
(Unaudited)

The following is a description of the adjustments to operating loss in arriving at adjusted operating income as described in this earnings release:

•Depreciation and amortization. This adjustment eliminates depreciation and amortization of property and equipment and intangible assets.
•Impairment of long-lived assets. This adjustment eliminates the impairment of long-lived assets, including right of use assets and related lease costs.
•Share-based compensation. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under the Company’s Employee Stock Plan and the Company’s Non-Employee Director Plan.
•Restructuring charges. This adjustment eliminates costs related to termination benefits provided to certain corporate executives and employees.
•Amortization for capitalized cloud computing arrangement costs. This adjustment eliminates amortization of capitalized cloud computing arrangement costs.
•Remeasurement of deferred compensation plan liabilities. This adjustment eliminates the impact of gains and losses related to the remeasurement of liabilities under the executive deferred compensation plan.

	Three Months Ended September 30,
$ thousands	2025	2024
Operating loss	$(29,739)	$(18,482)
Depreciation and amortization	14,074	13,781
Impairment of long-lived assets	13,782	—
Share-based compensation	7,293	6,262
Restructuring charges (credits)	1,190	(40)
Amortization for capitalized cloud computing arrangement costs	175	168
Remeasurement of deferred compensation plan liabilities	306	220
Adjusted operating income	$7,081	$1,909

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(Unaudited)

	September 30, 2025	June 30, 2025
ASSETS
Current Assets:
Cash, cash equivalents, and restricted cash	$30,471	$43,538
Accounts receivable, net	81,184	66,781
Related party receivables, current	23,762	22,487
Prepaid expenses and other current assets	128,800	104,326
Total current assets	264,217	237,132
Non-Current Assets:
Property and equipment, net	612,611	621,075
Right-of-use lease assets	463,952	484,544
Goodwill	69,041	69,041
Indefinite-lived intangible assets	63,801	63,801
Deferred tax assets, net	72,816	54,072
Other non-current assets	133,389	140,177
Total assets	$1,679,827	$1,669,842
LIABILITIES AND DEFICIT
Current Liabilities:
Accounts payable, accrued and other current liabilities	$153,765	$184,360
Related party payables, current	45,432	23,830
Long-term debt, current	30,469	30,469
Operating lease liabilities, current	32,310	35,100
Deferred revenue	285,681	228,642
Total current liabilities	547,657	502,401
Non-Current Liabilities:
Long-term debt, net of deferred financing costs	581,682	568,780
Operating lease liabilities, non-current	570,769	566,484
Other non-current liabilities	45,517	45,477
Total liabilities	1,745,625	1,683,142
Commitments and contingencies
Deficit:
Class A Common Stock (a)	465	461
Class B Common Stock (b)	69	69
Additional paid-in-capital	38,802	44,843
Treasury stock at cost (6,106 and 5,483 shares outstanding as of September 30, 2025 and June 30, 2025, respectively)	(205,204)	(180,204)
Retained earnings	131,380	153,034
Accumulated other comprehensive loss	(31,310)	(31,503)
Total deficit	(65,798)	(13,300)
Total liabilities and deficit	$1,679,827	$1,669,842
_________________
(a) Class A Common Stock, $0.01 par value per share, 120,000 shares authorized; 46,468 and 46,076 shares issued as of September 30, 2025 and June 30, 2025, respectively.
(b) Class B Common Stock, $0.01 par value per share, 30,000 shares authorized; 6,867 shares issued as of September 30, 2025 and June 30, 2025.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.
SELECTED CASH FLOW INFORMATION
(in thousands)
(Unaudited)

	Three Months Ended
	September 30,
	2025	2024
Net cash provided by (used in) operating activities	$19,808	$(27,359)
Net cash used in investing activities	(6,798)	(6,690)
Net cash (used in) provided by financing activities	(26,077)	38,107
Net (decrease) increase in cash, cash equivalents, and restricted cash	(13,067)	4,058
Cash, cash equivalents, and restricted cash, beginning of period	43,538	33,555
Cash, cash equivalents, and restricted cash, end of period	$30,471	$37,613